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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1. Name and Address of Reporting Person*

Critelli               Lewis                   J.
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   (Last)               (First)                 (Middle)

717 Main Street
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                                    (Street)

Honesdale               PA                      18431
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

Norwood Financial Corp/NWFL

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3. IRS or Identification Number of Reporting Person, if an entity (Voluntary)

--
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4. Statement for Month/Day/Year

12/10/2002
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5. If Amendment, Date of Original (Month/Day/Year)

--
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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

   Executive Vice President
   ------------------------
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7.  Individual or Joint/Group Filings
    (Check Applicable Line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More than One Reporting Person

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                            5.
                                                                                            Amount of      6.
                                                                   4.                       Securities     Owner-
                                                                   Securities Acquired (A)  Beneficially   ship
                                           2A.        3.           or Disposed of (D)       Owned          Form:     7.
                                           Deemed     Transaction  (Instr. 3, 4 and 5)      Following      Direct    Nature of
                              2.           Execution  Code         -----------------------  Reported       (D) or    Indirect
1.                            Transaction  Date,      (Instr. 8)             (A)            Transaction(s) Indirect  Beneficial
Title of Security             Date         if any     -----------   Amount    or   Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)   (mm/dd/yy) Code     V             (D)             and 4)        (Instr.4) (Instr. 4)
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

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Common                                                                                                      4,198        D
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Persons who respond to the collection of information contained                                       (Over)
in this form are not required to respond unless the form displays                           SEC 1474 (9-02)
a currently valid OMB control number.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                     10.
                                                                                                          9.         Owner-
                                                                                                          Number     ship
                                                                                                          of         Form
             2.                                                                                           Deriv-     of
             Conver-                             5.                             7.                        ative      Deriv-  11.
             sion                                Number of                      Title and Amount          Secur-     ative   Nature
             or                                  Derivative   6.                of Underlying     8.      ities      Secur-  of
             Exer-            3A.       4.       Securities   Date              Securities        Price   Bene-      ity:    In-
             cise     3.      Deemed    Trans-   Acquired (A) Exercisable and   (Instr. 3 and 4)  of      ficially   Direct  direct
             Price    Trans-  Execution action   or Disposed  Expiration Date   ----------------  Deriv-  Owned      (D) or  Bene-
1.           of       action  Date      Code     of (D)       (Month/Day/Year)            Amount  ative   Following  In-     ficial
Title of     Deriv-   Date    if any    (Instr.  (Instr. 3,   ----------------            or      Secur-  Reported   direct  Owner-
Derivative   ative    (Month/ (Month/   8)       4 and 5)     Date     Expira-            Number  ity     Trans-     (I)     ship
Security     Secur-   Day/    Day/      ------   ------------ Exer-    tion               of      (Instr. action(s)  (Instr. (Instr.
(Instr. 3)   ity      Year)   Year)     Code V    (A)   (D)   cisable  Date     Title     Shares  5)      (Instr. 4) 4)      4)
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
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Options -
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Right-to-buy   $30     12/10/                                  12/10   12/10
                       2002             A          3,000       2003    2012     Common    3,000            20,740      D
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====================================================================================================================================

Explanation of Responses:



/s/Lewis J. Critelli                                            12/10/02
-----------------------------------------------            ---------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                          Page 2